Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Keil Decker
(212) 299-2209

Media Contact:	Anu Ahluwalia
(212) 299-2439

NYMEX HOLDINGS, INC. REPORTS RECORD FIRST QUARTER RESULTS; DECLARES QUARTERLY DIVIDEND

•	Record Operating Revenues Rise 47% to 164.2 Million
•	Record Net Income Increases 67% to $56.2 Million
•	Pretax Margin Increases to 68% on Electronic Volume Growth
•	Declares Quarterly Dividend of $0.10 Per Share

New York, N.Y., May 1, 2007 — NYMEX Holdings, Inc. (NYSE: NMX), parent company of the New York Mercantile Exchange, Inc. (NYMEX), today reported that total operating revenues for the first quarter ended March 31, 2007, rose 47% to $164.2 million compared to $111.7 million for the first quarter 2006. Net income for the first quarter 2007 increased 67% to $56.2 million compared to $33.6 million for the first quarter 2006. Diluted earnings per share rose for the first quarter 2007 to $0.59, based on 94.8 million shares outstanding, compared to $0.44, based on 75.1 million shares outstanding for the first quarter 2006.

NYMEX also announced that the Board of Directors approved a quarterly dividend of $0.10 per share on the Company’s common stock, to shareholders of record as of the close of business on June 1, 2007, and payable on June 29, 2007.

“We continue to execute on the aggressive goals we have set since our public offering,” said NYMEX Chairman, Richard Schaeffer. “During the first quarter, we set volume, revenue, net income and profitability records, resulting in tremendous quarterly performance. Our electronic volumes on the industry-leading CME Globex® electronic trading platform hit all-time highs, and we have taken back market share in our energy and metals products. Since January, we have announced and completed important transactions, including a 19% investment in Optionable, Inc. to enhance our options offering; and a 10% investment in Montréal Exchange Inc., with which we are jointly creating the Canadian Resources Exchange (CAREX) to serve the vast Canadian energy marketplace. We also announced an increase in NYMEX member transaction fees, which will improve our profitability while maintaining our status as the most aggressively priced market in our industry. We will continue to look at additional acquisitions and strategic investments. Our focus remains on diversification and on expanding the NYMEX brand globally into untapped and underserved markets.”

Mr. Schaeffer continued, “Importantly, consistent with our prior statements regarding a dividend policy, we are pleased to declare our first quarterly dividend to shareholders as a public company.”

NYMEX President and Chief Executive Officer James E. Newsome commented, “NYMEX continues to be the global leader and innovator in the energy and metals markets. In the first quarter, we introduced a number of significant new products in response to demand by our customer base, such as uranium, catastrophe risk and alternative energy futures. We are pleased by the progress we have made in improving our profitability and in increasing electronic volume on CME Globex and our NYMEX ClearPort® trading and clearing platforms. We also remain excited about the potential for our Dubai Mercantile Exchange joint venture, which has recently received approval from the Dubai Financial Services Authority and will launch in June, pending final regulatory approval.”

Clearing and transaction fees rose 50% for the first quarter 2007 to $138.2 million compared to $92.4 million for the year ago period. Market data fees were $23.1 million for the first quarter 2007, versus $15.4 million for the first quarter 2006, an increase of 50%.

Average daily volume was 1.513 million contracts during the first quarter 2007, a 40% increase over the first quarter of 2006. NYMEX electronic volume on CME Globex was an average of

597,000 contracts per day and represented a 485% increase over first quarter 2006 electronic volume. NYMEX floor-traded energy futures and options averaged 330,000 contracts a day, a decrease of 39% from the first quarter of 2006. COMEX electronic volume on CME Globex averaged 90,000 contracts per day, an increase of 650% over first quarter 2006 electronic volume. COMEX metals open outcry average daily volume was 56,000 contracts, a decrease of 60% from the first quarter of 2006. Average daily volume on NYMEX ClearPort increased 54% in the first quarter of 2007 to 373,000 contracts, from 242,000 contracts in the comparable period of 2006. The remaining volume of 68,000 trades per day consisted of other transactions which includes position transfers and exchanges.

Total operating expenses, excluding direct transaction costs of $24.1 million, were $44.4 million for the first quarter of 2007. This represents a 3% increase from $43.3 million for the same period in 2006, driven primarily by management equity compensation of $2.3 million granted in connection with NYMEX’s initial public offering in November 2006, as well as $600,000 of severance-related costs.

Income before provision for income taxes was $99.7 million for the first quarter 2007, compared to $61.7 million for the first quarter 2006. Pretax margin, defined as income before provision for income taxes divided by operating revenues, investment income and interest income from securities lending (net of interest expense/fees from securities lending and direct transaction costs), was 68% in the first quarter 2007, compared to 58% in first quarter 2006.

Investor Conference Call / Webcast Details

NYMEX will hold a conference call to discuss 2007 first quarter results today, May 1, 2007 at 8:00 AM Eastern Time. Those wishing to participate in the conference call can dial (800) 299-7928 (U.S. and Canada) or (617) 614-3926 (International), using the confirmation code 98223409. A live audio webcast of the call will also be available on the Investor Relations section of the NYMEX website at http://investor.nymex.com. Additionally, an archived version of the conference call will also be available within approximately 90 minutes of the conclusion of the call.

About NYMEX Holdings, Inc.

NYMEX Holdings, Inc. (NYSE:NMX) is the parent company of the New York Mercantile Exchange, Inc. (NYMEX), the world’s largest physical commodity futures and options exchange. NYMEX offers futures and options trading in energy, metals and soft commodities contracts and clearing services for more than 280 off-exchange energy contracts. Through a hybrid model of open outcry floor trading and electronic trading on CME Globex® and NYMEX ClearPort®, NYMEX offers crude oil, petroleum products, natural gas, coal, electricity, gold, silver, copper, aluminum, platinum group metals, and soft commodities contracts for trading and clearing virtually 24 hours a day. Further information about NYMEX Holdings, Inc. and the New York Mercantile Exchange, Inc. is available on the NYMEX website at http://www.nymex.com.

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Forward Looking and Cautionary Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to our future performance, operating results, strategy, and other future events. Such statements generally include words such as could, can, anticipate, believe, expect, seek, pursue, and similar words and terms, in connection with any discussion of future results. Forward-looking statements involve a number of assumptions, risks, and uncertainties, any of which may cause actual results to differ materially from the anticipated, estimated, or projected results referenced in forward-looking statements. In particular, the forward-looking statements of NYMEX Holdings, Inc., and its subsidiaries are subject to the following risks and uncertainties: the success and timing of new futures contracts and products; changes in political, economic, or industry conditions; the unfavorable resolution of material legal proceedings; the impact and timing of technological changes and the adequacy of intellectual property protection; the impact of legislative and regulatory actions, including without limitation, actions by the Commodity Futures Trading Commission; and terrorist activities and international hostilities, which may affect the general economy as well as oil and other commodity markets. We assume no obligation to update or supplement our forward-looking statements.

(Tables Follow)

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended March 31,
	2007	2006
Operating Revenues
Clearing and transaction fees	$138,177	$92,420
Market data fees	23,137	15,382
Other, net	2,912	3,868

Total operating revenues	164,226	111,670

Operating Expenses
Direct transaction costs	24,102	6,883
Salaries and employee benefits	21,038	18,314
Occupancy and equipment	5,943	8,245
Depreciation and amortization, net of deferred credit amortization	3,531	3,334
General and administrative	4,697	5,298
Professional services	4,186	3,326
Telecommunications	1,423	1,678
Marketing	1,933	913
Other expenses	1,661	2,150

Total operating expenses	68,514	50,141

Operating income	95,712	61,529

Non-Operating Income and Expenses
Investment income	6,707	1,460
Interest income from securities lending	29,406	27,242
Interest expense/fees from securities lending	(28,889)	(26,456)
Interest expense	(1,612)	(1,668)
Losses from unconsolidated investments	(1,643)	(394)

Total non-operating income and expenses	3,969	184

Income before provision for income taxes	99,681	61,713
Provision for income taxes	43,461	28,080

Net income	$56,220	$33,633

Proforma weighted average common shares outstanding and earnings per share retroactively adjusted to reflect the 90,000-for-1 recapitalization on March 14, 2006:

Earnings per Share
Basic	$0.60	$0.44

Diluted	$0.59	$0.44

Weighted Average Number of Common Shares Outstanding
Basic	94,450,000	75,072,000
Diluted	94,808,000	75,072,000

NYMEX HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited)
	March 31, 2007	December 31, 2006
Assets
Cash and cash equivalents	$16,023	$18,631
Collateral from securities lending program	2,259,616	2,547,312
Marketable securities, at market value	481,523	485,581
Clearing and transaction fees receivable, net of allowance for member credits	45,533	32,853
Prepaid expenses	6,371	7,009
Margin deposits and guaranty funds	13,425	17,052
Other current assets	16,337	10,238

Total current assets	2,838,828	3,118,676

Property and equipment, net	182,037	183,193
Goodwill and indefinite-lived intangible asset	307,125	307,125
Long-term investments	115,425	3,008
Other assets	9,745	11,929

Total assets	$3,453,160	$3,623,931

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$12,570	$14,854
Accrued salaries and related liabilities	10,562	13,688
Payable under securities lending program	2,259,616	2,547,312
Margin deposits and guaranty funds	13,425	17,052
Income tax payable	35,050	4,984
Other current liabilities	42,614	35,019

Total current liabilities	2,373,837	2,632,909

Grant for building construction deferred credit	105,630	106,166
Long-term debt	80,281	80,281
Retirement obligation	12,141	12,367
Other liabilities	29,312	17,286

Total liabilities	2,601,201	2,849,009

Total stockholders’ equity	851,959	774,922

Total liabilities and stockholders’ equity	$3,453,160	$3,623,931

	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
Trading Days	61	62	62	63	62

Average Daily Volume (round turns, in thousands, differences due to rounding)

	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
NYMEX Floor	330	362	528	537	541
NYMEX Electronic	597	368	197	112	102

COMEX Floor	56	76	88	128	139
COMEX Electronic	90	16	8	17	12

NYMEX ClearPort	373	302	436	276	242

Other	68	75	65	64	46

Total	1,513	1,199	1,324	1,132	1,082

Gross Clearing and Transaction Revenue (in thousands, differences due to rounding)

	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
NYMEX Floor	$23,664	$24,497	$36,097	$37,453	$33,918
NYMEX Electronic	43,271	24,953	18,260	13,035	12,088

COMEX Floor	4,244	5,795	6,711	10,136	11,211
COMEX Electronic	8,253	2,000	1,736	3,508	2,432

NYMEX ClearPort	49,609	38,837	48,326	32,029	26,748

Other	9,136	8,683	8,069	7,185	6,023

Total	$138,177	$104,765	$119,200	$103,346	$92,420

Net Rates Per Contract

	Q1 2007	Q4 2006	Q3 2006	Q2 2006	Q1 2006
NYMEX Floor	$1.18	$1.10	$1.10	$1.11	$1.01
NYMEX Electronic	0.89	0.70	1.07	1.85	1.92

COMEX Floor	1.25	1.23	1.22	1.26	1.30
COMEX Electronic	1.20	1.99	3.35	3.36	3.29

NYMEX ClearPort	1.66	1.58	1.36	1.42	1.35

Other	2.19	1.88	2.00	1.81	2.10

Total Net RPC	1.24	1.17	1.25	1.33	1.28

Direct Cost	0.26	0.24	0.20	0.12	0.10

Gross RPC	$1.50	$1.41	$1.45	$1.45	$1.38